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                                                  Exhibit 99

October 1, 1996 -   THE ST. PAUL EXPECTS STORM LOSSES TO RANGE
                    FROM $70 TO $75 MILLION FOR THIRD QUARTER

St. Paul, Minn. - The St. Paul Companies (SPC) today announced that Hurricane Fran and other third-quarter storms are expected to decrease The St. Paul's third-quarter pretax operating earnings by $70 million to $75 million. Hurricane Fran, which primarily affected North Carolina and Virginia, will result in approximately $40 million of the decrease.

     "These third-quarter storm losses come on top of $115 million of pretax storm losses from the first half of the year. So 1996 is already The St. Paul's second-worst on record for storm losses - even though we have another quarter ahead of us," said Chairman Douglas W. Leatherdale.

     The St. Paul Companies, headquartered in St. Paul,
Minn., is a group of companies that provide property-liability insurance underwriting, reinsurance underwriting and insurance brokerage products and services throughout the world.